Exhibit 99.1

Dear Stockholder:

Plantation Grove

Ocoee, FL

Grocery-Anchored retail property acquired in February 2014 for approximately $12 million.

100% economic occupancy. Approximately 74,000 square feet of net rentable area.

We ended the quarter with $553 million in cash, our weighted average interest rate fell to 4.88% and our leverage ratio also fell to 43% on $4.2 billion of debt.

Every year in May, the International Council of Shopping Centers (ICSC) holds a global retail conference that brings together all of the major national and regional retailors and retail center owners (like Inland American) for three days of networking and deal making. The event provides an opportunity to gauge the health of the retail world and Inland American was well represented by its leasing, operations and finance teams. The tone this year was positive with many retailers encouraged by the slowly improving economy and unemployment rate.

Another positive fundamental discussed at the conference was the very modest supply growth being reported across the country. New development “talk” is slowly picking up speed, but actual groundbreakings are still few and far between. Additionally, industry experts predict supply growth well below historical averages over the next few years. This low supply growth, combined with demand for high quality anchor retail space from retailers, should be positive drivers for the multi-tenant retail asset class.

As our long-term strategy indicates, we continue to tailor and refine our multi-tenant portfolio to position it for optimal stockholder return. We have made progress with our multi-tenant asset class over the past 18 months, but work is still needed. The fundamentals mentioned above present both positive and negative components to the execution of our strategy. As asset values start to climb, our disposition strategy becomes more in focus, but on the other hand, acquisitions then need to be even more calculated and measured.

We are pleased with the direction our multi-tenant retail portfolio is heading. We are confident that we have the right plan and expertise to execute this strategy to the benefit of our stockholders and our meetings at the ICSC conference confirmed our confidence.

First Quarter 2014 Inland American Results

Inland American ended the first quarter of 2014 with 281 properties totaling over $9 billion. Our portfolio consists of approximately 25 million square feet of retail, office and industrial space, 8,286 student housing beds and 20,093 hotel rooms. The REIT’s same-store net operating income for the first quarter grew 3.5% over our 2013 results, driven by lodging’s very strong performance in the first three months of the year. Our funds from operations (FFO)[1] totaled $112 million, or $0.12 per share for the first quarter. The company’s annualized distribution rate remains at $0.50 per share.

We ended the quarter with $553 million in cash, our weighted average interest rate fell to 4.88% and our leverage ratio also fell to 43% on $4.2 billion of debt.

Other key financial and portfolio highlights include:

RETAIL

•	Leasing activity - 87 comparable leases commenced in 1Q 2014, 4.67% increase in rent over prior contract rent.

LODGING

•	Same-Store average daily rate increased to $143, up 3.6% over first quarter of 2013.

•	Same-Store RevPAR up 7.4% over 1Q 2013.

STUDENT HOUSING

•	Rent per bed for our entire student housing portfolio increased 6.3% to $724.

•	We are a top-10 student housing owner.

As our results show, we had a solid first quarter and we expect this trend to continue throughout 2014. If you would like a copy of our 10Q filed with Securities and Exchange Commission, please visit our website at www.inlandamerican.com or contact our investor services team at 800-826-8228.

Cash Distribution

Enclosed is a check for your cash distribution equaling $0.041666667 per share for the month of May 2014. Inland American’s distribution is paid monthly at an annualized rate equal to $0.50 per share. This equates to a 7.2% annualized yield based on our current estimated per share value, and our Distribution Reinvestment Plan per share purchase price of $6.94. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Thomas P. McGuinness
Chairman of the Board	President

cc: Trustee

Broker Dealer

Financial Advisor